Exhibit 99

January 29, 2014

Phoenix, Arizona

Knight Transportation Reports Fourth Quarter and Annual 2013 Revenue and Earnings

Knight Transportation, Inc. (NYSE: KNX), one of North America’s largest and most diversified truckload transportation companies, today reported revenue and net income for the fourth quarter ended December 31, 2013.

Key financial highlights for the fourth quarter and full year of 2013 and 2012 were as follows:

	Three Months Ended Dec. 31, (dollars in thousands, except per share data)			Twelve Months Ended Dec. 31, (dollars in thousands, except per share data)
	2013	2012	% Diff	2013	2012		% Diff
Total revenue	$249,716	$242,303	3.1%	$969,237	$936,036		3.5%
Revenue, excluding trucking fuel surcharge	$206,300	$195,164	5.7%	$791,851	$752,151		5.3%
Operating income	$32,165	$28,564	12.6%	$113,909	$108,267	(1)	5.2%
Net income	$20,101	$17,698	13.6%	$69,282	$64,117	(1)	8.1%
Earnings per diluted share	$0.25	$0.22	12.7%	$0.86	$0.80	(1)	7.6%

(1) The 1st quarter of 2012 included a $4.0 million non-cash charge ($3.9 million after tax) for stock option acceleration.  Excluding the effect of this non-cash charge, 2012 year-to-date operating income would have been $112.2 million, net income would have been $68.0 million, and diluted earnings per share would have been $0.85.

The company previously announced a quarterly cash dividend of $0.06 per share to shareholders of record on December 6, 2013, which was paid on December 23, 2013.

Kevin Knight, Chairman and Chief Executive Officer, commented on the quarter, “We were pleased with our ability to grow revenue while simultaneously improving our operating margin.  We believe this is a result of improved freight demand and meaningful progress on several internal initiatives focused on improving production, recruiting and developing driving associates, providing industry-leading service, and intensifying our cost control efforts.  Our revenue per tractor improved 3.2%, year over year, as a result of a 3.4% improvement in revenue per total mile with a 1.3% decrease in our length of haul.  Miles per tractor were down 0.2%, as we were able to mitigate much of the impact from the new industry-wide regulations governing hours of service that went into effect in July 2013.  Our asset based businesses (dry van, refrigerated, and port services) significantly improved their operating ratio to 81.6% in the fourth quarter of 2013 from 83.8% in the fourth quarter of 2012.  Our non-asset based businesses (brokerage, intermodal, and other) grew revenue 42.6% with an operating ratio of 95.6%, led by strong performance in our brokerage business.”

The following chart reflects the financial performance of our asset based and our non-asset based businesses for the fourth quarter and full year of 2013 and 2012.

	Three Months Ended Dec. 31, (dollars in thousands, except operating ratio)			Twelve Months Ended Dec. 31, (dollars in thousands, except operating ratio)
	2013	2012	Diff	2013	2012		Diff
Asset based
Revenue, excluding trucking fuel surcharges	$164,751	$166,035	-0.8%	$644,682	$652,360		-1.2%
Operating Income	$30,317	$26,849	12.9%	$106,167	$103,013	(1)	3.1%
Operating Ratio	81.6%	83.8%	-220 bps	83.5%	84.2	%(2)	-70 bps

Non-asset based
Revenue	$41,549	$29,129	42.6%	$147,169	$99,790		47.5%
Operating Income	$1,848	$1,715	7.8%	$7,742	$5,254	(1)	47.4%
Operating Ratio	95.6%	94.1%	150 bps	94.7%	94.7	%(2)	0 bps

Consolidated
Revenue, excluding trucking fuel surcharges	$206,300	$195,164	5.7%	$791,851	$752,150		5.3%
Operating Income	$32,165	$28,564	12.6%	$113,909	$108,267	(1)	5.2%
Operating Ratio	84.4%	85.4%	-100 bps	85.6%	85.6	%(2)	0 bps

(1) The 1st quarter of 2012 included a $4.0 million non-cash charge ($3.9 million after tax) for stock option acceleration. Excluding the effect of this non-cash charge, operating income for 2012 would have been $106.9 for the asset based business, $5.3 million for the non-asset based business, and $112.2 million consolidated.

(2) Operating ratio is defined as total operating expenses, net of trucking fuel surcharge, as a percentage of revenue before trucking fuel surcharge.  The 1st quarter of 2012 included a $4.0 million non-cash charge ($3.9 million after tax) for stock option acceleration.  Excluding the effect of this non-cash charge, operating ratio for 2012 would have been 83.6% in the asset based business, 94.7% in the non-asset based business, and 85.1% consolidated.

Operating income in our asset based businesses improved 12.9% in the fourth quarter, year over year.    Our specific efforts to improve yield and increase operational efficiencies have improved our results.  We continue our efforts to control cost despite multiple inflationary pressures and expect further improvement in 2014.  During the fourth quarter we incurred approximately $1.2 million of additional legal and professional expenses when compared to the same period last year.  The majority of this expense is related to acquisition activity and resolving various nonrecurring litigation claims.  We expect these expenses to normalize in future quarters.

During the fourth quarter, our brokerage business grew revenue 70.4%, gross margin 67.5%, and operating income 64.8%, when compared to the same period last year.  We continue to gain market share, build out our team, source additional capacity, and strategically align our service offering with the supply chain needs of our customers.  Our intermodal business underperformed during the fourth quarter which contributed to the deterioration in our year over year operating ratio for the non-asset based segment.

Sourcing and retaining high quality drivers continues to be a challenge for the industry and is critical to our success in improving the productivity of our assets and providing industry leading customer service.  We continue to see positive results from our investment in our driver development and training programs.  During the fourth quarter we experienced improvement in both sourcing and retaining driving associates, and we feel well positioned to continue to make progress in the coming quarters.

The DOE national average diesel fuel price decreased 3.6% when compared to the fourth quarter last year.  Fuel remains a major cost focus for us as we continue our work towards cost effective, industry leading fuel economy while at the same time reducing the environmental impact of our operations.

Our tractor fleet remains one of the most modern fleets in the industry with an average age of 1.9 years.  Our gain on sale of revenue equipment in the fourth quarter of 2013 was $2.6 million, an increase from $2.0 million in the fourth quarter of 2012.

We have returned $78.6 million to our shareholders in the form of quarterly dividends over the two years ended December 31, 2013.  We ended the quarter with $38.0 million of long term debt, and $551.5 million of shareholders' equity. Our 2013 net capital expenditures were $85.4 million compared to $120.8 million in 2012.

The company will hold a conference call on January 29, 2013, at 4:30 PM EST, to further discuss its results of operations for the quarter ended December 31, 2013. The dial in number for this conference call is 1-855-733-9163. Slides to accompany this call will be posted on the company’s website and will be available to download prior to the scheduled conference time.  To view the presentation, please visit http://investor.knighttrans.com/events, “Fourth Quarter 2013 Conference Call Presentation.”

Knight Transportation, Inc. is a provider of multiple truckload transportation and logistics services using a nationwide network of service centers in the U.S. to serve customers throughout North America.  In addition to operating one of the country’s largest tractor fleets, Knight also contracts with third-party equipment providers to provide a broad range of truckload services to its customers while creating quality driving jobs for our driving associates and successful business opportunities for owner-operators.

INCOME STATEMENT DATA:	Three Months Ended December 31,		Twelve Months Ended December 31,
	(Unaudited, in thousands, except per share amounts)

	2013	2012	2013	2012
REVENUE:
Revenue, before fuel surcharge	$206,300	$195,164	$791,851	$752,151
Fuel surcharge	43,416	47,139	177,386	183,885
TOTAL REVENUE	249,716	242,303	969,237	936,036

OPERATING EXPENSES:
Salaries, wages and benefits	59,749	60,046	234,306	238,266
Fuel expense - gross	52,073	56,781	214,843	230,178
Operations and maintenance	15,799	16,954	64,715	61,875
Insurance and claims	7,710	8,429	29,350	32,138
Operating taxes and licenses	3,979	4,180	15,624	16,184
Communications	1,399	1,299	5,015	5,172
Depreciation and amortization	21,551	21,925	86,129	85,056
Purchased transportation	51,389	41,008	189,667	148,022
Miscellaneous operating expenses	3,902	3,117	15,679	10,878
	217,551	213,739	855,328	827,769

Income From Operations	32,165	28,564	113,909	108,267

Interest income	119	100	413	417
Interest expense	(152)	(100)	(462)	(457)
Other income	1,820	1,120	2,844	1,550
Income before income taxes	33,952	29,684	116,704	109,777
INCOME TAXES	13,580	11,620	46,680	45,014
Net Income	20,372	18,064	70,024	64,763
Net income attributable to noncontrolling interest	(271)	(366)	(742)	(646)
NET INCOME ATTRIBUTABLE TO KNIGHT TRANSPORTATION	$20,101	$17,698	$69,282	$64,117

Basic Earnings Per Share	$0.25	$0.22	$0.87	$0.80
Diluted Earnings Per Share	$0.25	$0.22	$0.86	$0.80

Weighted Average Shares Outstanding - Basic	80,131	79,746	79,994	79,673
Weighted Average Shares Outstanding - Diluted	80,587	79,987	80,330	80,000

BALANCE SHEET DATA:
			12/31/13	12/31/12
ASSETS			(Unaudited, in thousands)
Cash and cash equivalents			$992	$5,684
Trade receivables, net of allowance for doubtful accounts			116,391	102,553
Notes receivable, net of allowance for doubtful accounts			774	791
Related party notes and interest receivable			748	2,814
Prepaid expenses			15,026	17,035
Assets held for sale			16,476	18,362
Other current assets			11,066	12,449
Current deferred tax assets			3,359	3,409
Total Current Assets			164,832	163,097

Property and equipment, net			591,791	584,064
Notes receivable, long-term			4,047	3,692
Goodwill			10,257	10,276
Other assets and restricted cash			36,194	21,383
Total Long-term Assets			642,289	619,415

Total Assets			$807,121	$782,512

LIABILITIES AND SHAREHOLDERS' EQUITY
Accounts payable			$14,354	$11,281
Accrued payroll and purchased transportation			13,864	10,489
Accrued liabilities			18,800	16,020
Claims accrual - current portion			15,616	15,892
Dividend payable - current portion			168	141
Total Current Liabilities			62,802	53,823

Claims accrual - long-term portion			8,889	10,340
Long-term dividend payable and other liabilities			2,486	2,638
Deferred tax liabilities			142,504	144,871
Long-term debt			38,000	80,000
Total Long-term Liabilities			191,879	237,849

Total Liabilities			254,681	291,672

Common stock			802	798
Additional paid-in capital			150,079	142,837
Accumulated other comprehensive income (loss)			4,582	(302)
Retained earnings			396,032	346,899
Total Knight Transportation Shareholders' Equity			551,495	490,232
Noncontrolling interest			945	608
Total Shareholders' Equity			552,440	490,840
Total Liabilities and Shareholders' Equity			$807,121	$782,512

	Three Months Ended December 31,		%	Twelve Months Ended December 31,			%
	2013	2012	Change	2013	2012		Change
	(Unaudited)			(Unaudited)

OPERATING STATISTICS

Average Revenue Per Tractor*	$40,918	$39,653	3.2%	$160,186	$158,978		0.8%

Non-paid Empty Mile Percent	10.2%	11.0%	-7.3%	10.6%	10.6%		0.0%

Average Length of Haul	474	480	-1.3%	479	482		-0.6%

Operating Ratio**	84.4%	85.4%		85.6%	85.6%	***

Average Tractors - Total	4,021	4,178		4,017	4,096

Trailers - End of Quarter	9,382	9,564		9,382	9,564

Net Capital Expenditures (in thousands)	$28,217	$34,942		$85,368	$120,844

Cash Flow From Operations (in thousands)	$38,271	$44,142		$138,985	$150,820

* Includes dry van, refrigerated, and port services revenue excluding fuel surcharge, brokerage revenue, intermodal revenue, and other revenue.

** Operating ratio as reported in this press release is based upon total operating expenses, net of fuel surcharge, as a percentage of revenue before fuel surcharge. We measure our revenue, before fuel surcharge, and our operating expenses, net of fuel surcharge, because we believe that eliminating this sometimes volatile source of revenue affords a more consistent basis for comparing our results of operations from period to period.

*** The 1st quarter of 2012 included a $4.0 million non-cash charge ($3.9 million after tax) for stock option acceleration. Excluding the effect of this non-cash charge, 2012 YTD operating income would have been $112.2 million, net income would have been $68.0 million, and diluted earnings per share would have been $0.85. Operating ratio, excluding the non-cash charge, would have been 85.1% for 2012.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. These statements generally may be identified by their use of terms or phrases such as "expects," "estimates," "anticipates," "projects," "believes," "plans," "intends," "may," "will," "should," "could," "potential," "continue," "future," and terms or phrases of similar substance.  Forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, which could cause future events and actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. Accordingly, actual results may differ from those set forth in the forward-looking statements.  Readers should review and consider the factors that may affect future results and other disclosures by the Company in its press releases, stockholder reports, Annual Report on Form 10-K, and other filings with the Securities and Exchange Commission. We disclaim any obligation to update or revise any forward-looking statements to reflect actual results or changes in the factors affecting the forward-looking information.

Contact:

David A. Jackson, President or Adam Miller, CFO 602-606-6349

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